Filed Pursuant to Rule 424(b)(3)
Registration Number 333-107177
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated October 7, 2003)

$150,000,000

Senior Convertible Notes due 2023

Common Stock, par value $1.00 per share

     This document supplements the prospectus of Alaska Air Group, Inc. dated October 7, 2003, the prospectus supplement dated November 4, 2003 and the prospectus supplement dated November 17, 2003, relating to the notes issued in a private placement in March 2003 and the common stock issuable upon conversion of the notes. The information in this prospectus supplement replaces and supersedes the information set forth under the heading “Selling Security Holders” in the prospectus dated October 7, 2003, the prospectus supplement dated November 4, 2003 and the prospectus supplement dated November 17, 2003. This prospectus supplement also includes the attached Current Report on Form 8-K of Alaska Air Group, Inc. dated January 9, 2004.

     This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated October 7, 2003, the prospectus supplement dated November 4, 2003 and the prospectus supplement dated November 17, 2003. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated October 7, 2003, the prospectus supplement dated November 4, 2003 and the prospectus supplement dated November 17, 2003.

     We have not applied for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes were offered to qualified institutional buyers as defined in, and in reliance on, Rule 144A under the Securities Act, in transactions exempt from, or not subject to, the registration requirements of the Securities Act.

     You should consider carefully the risks that we have described in “Risk Factors” beginning on page 4 of the prospectus dated October 7, 2003.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representatives to the contrary is a criminal offense.

The date of this prospectus supplement is January 13, 2004

SELLING SECURITY HOLDERS

      We originally issued the notes in a private placement in March 2003. The notes were resold by the initial purchasers to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. The selling security holders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and shares of our common stock issued upon conversion of those notes. When we refer to the “selling security holders” in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling security holders’ interests.

      The table below sets forth the name of each selling security holder, the principal amount at maturity of notes, as of January 13, 2004, that each selling security holder may offer pursuant to this prospectus and the number of shares of our common stock into which those notes are convertible. Unless set forth below, none of the selling security holders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

      We have prepared the table below based on information given to us by the selling security holders on or prior to January 13, 2004. However, any or all of the notes or shares of our common stock listed below may be offered for sale pursuant to this prospectus by the selling security holders from time to time. Accordingly, no estimate can be given as to the amounts of notes or our common stock that will be held by the selling security holders upon consummation of any sales pursuant to this prospectus. In addition, the selling security holders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

      Information about the selling security holders may change over time. Any changed information will be set forth in prospectus supplements to the extent we are advised of the changes. From time to time, additional information concerning ownership of the notes and our common stock may rest with certain holders thereof not named in the table below and of whom we are unaware.

	Original Principal			Number of Shares of
	Amount of Notes	Percentage of Notes	Number of Shares of	Common Stock	Number of Shares of
	Beneficially Owned	Outstanding Before	Common Stock Held	Offered for Sale(1)	Common Stock Held
Name	That May be Sold	Offering*	Before Offering(1)	(2)	After Offering(3)

1976 Distribution Trust FBO A.R Lauder / Zinterhofer (4)	$9,000	*	346	346	—
2000 Revocable Trust FBO A.R Lauder / Zinterhofer (5)	9,000	*	346	346	—
Advent Convertible Master (Cayman) L.P. (6)	7,683,000	5.12	295,499	295,499	—
Aftra Health Fund(a) (7)	270,000	*	10,384	10,384	—
AIG DKR SoundShore Oasis Holding Fund Ltd. (8)	1,500,000	1.00	57,692	57,692	—
AIG DKR SoundShore Strategic Holding Fund Ltd.(9)	1,000,000	*	38,461	38,461	—
Alcon Laboratories(10)	465,000	*	17,884	17,884	—
Allentown City Firefighters Pension Plan (11)	14,000	*	538	538	—
Allentown City Officers & Employees Pension Fund (12)	20,000	*	769	769	—
Allentown City Police Pension Plan (13)	280,000	*	10,769	10,769	—
Alpha US Sub Fund 4 LLC (14)	336,000	*	12,923	12,923	—
Arapahoe County Colorado (15)	58,000	*	2,230	2,230	—
Arlington County Employees Retirement System	650,000	*	24,999	24,999	—
Asante Health Systems (16)	803,000	*	30,884	30,884	—
Banc of America Capital Management, LLC (17)(a)	1,350,000	*	51,923	51,923	—
BNP Paribas Arbitrage (18)	6,500,000	4.33	249,999	249,999	—
BP Amoco PLC Master Trust (19)	482,000	*	18,538	18,538	—
British Virgin Islands Social Security Board (20)	105,000	*	4,038	4,038	—
Calamos Convertible Fund — Calamos Investment Trust (21)	2,500,000	1.67	96,153	96,153	—
Calamos Market Neutral Fund - Calamos Investment Trust (22)	2,500,000	1.67	96,153	96,153	—
City and County of San Francisco Retirement System (23)	1,776,000	1.18	68,307	68,307	—
City of New Orleans (24)	245,000	*	9,423	9,423	—
City University of New York (25)	181,000	*	6,961	6,961	—
CNH CA Master Account, L.P. (26)	2,100,000	1.40	80,769	80,769	—
Coastal Convertibles LTD (27)	1,000,000	*	38,461	38,461	—
Credit Suisse First Boston Europe Limited (28)(a)	30,750,000	20.50	1,182,691	1,182,691	—
Delaware Pubic Employees Retirement System (29)	1,862,000	1.24	71,615	71,615	—
Deutsche Bank Securities, Inc. (30)(a)	1,299,000	*	49,961	49,961	—
Georgia Municipal (31)	28,000	*	1,076	1,076	—
The Grable Foundation (32)	97,000	*	3,730	3,730	—
Grady Hospital Foundation (33)	159,000	*	6,115	6,115	—

	Original				Number of
	Principal				Shares of
	Amount of	Percentage	Number of	Number of	Common
	Notes	of Notes	Shares of	Shares of	Stock Held
	Beneficially	Outstanding	Common	Common Stock	After
	Owned That	Before	Stock Held	Offered for	Offering
Name	May Be Sold	Offering*	Before Offering (1)	Sale(1) (2)	(3)

HFR Arbitrage Fund (34)	$380,000	*	14,615	14,615	—
HFR CA Select Fund (35)	800,000	*	30,769	30,769	—
Hotel Union & Hotel Industry of Hawaii Pension Plan (36)	170,000	*	6,538	6,538	—
Independence Blue Cross (37)	502,000	*	19,307	19,307	—
Jefferies and Company Inc. (38)	4,000	*	153	153	—
KBC Financial Products (Cayman Islands) Ltd. (39)	3,515,000	2.34	135,192	135,192	—
Mainstay Convertible Fund (40)(a)	4,470,000	2.98	171,922	171,922	—
Mainstay VP Convertible Fund (41)(a)	2,120,000	1.41	81,538	81,538	—
Merrill Lynch Insurance Group (42)	402,000	*	15,461	15,461	—
Municipal Employees (43)	286,000	*	10,999	10,999	—
New Orleans Firefighters Pension / Relief Fund (44)	163,000	*	6,269	6,269	—
New York Life Insurance Company (Post 82) (45)(a)	4,900,000	3.27	188,461	188,461	—
New York Life Insurance Company (Pre 82) (46)(a)	2,245,000	1.50	86,346	86,346	—
New York Life Separate Account #7 (47)(a)	105,000	*	4,038	4,038	—
Occidental Petroleum Corporation (48)	323,000	*	12,423	12,423	—
Ohio Bureau of Workers Compensation (49)	217,000	*	8,346	8,346	—
Policeman and Firemen Retirement System of the City of Detroit (50)	675,000	*	25,961	25,961	—
Polygon Global Opportunities Master Fund (51)	5,000,000	3.33	192,307	192,307	—
Pro-mutual (52)	902,000	*	34,692	34,692	—
San Diego County Employee Retirement Association (53)	1,000,000	*	38,461	38,461	—
Sphinx Convertible Arb Fund Faster Fund Ltd. (54)	179,000	*	6,884	6,884	—
SSI Blended Market Neutral L.P. (55)	326,000	*	12,538	12,538	—
SSI Hedge Convertible Market Neutral L.P. (56)	352,000	*	13,538	13,538	—
State of Maryland Retirement Agency (57)	3,843,000	2.56	147,807	147,807	—
Tag Associates (58)	71,000	*	2,730	2,730	—
TCW Group, Inc. (59)	4,175,000	2.78	160,576	160,576	—
Trustmark Insurance (60)	837,000	*	32,192	32,192	—
Viacom Inc. Pension Plan Master Trust (61)	15,000	*	576	576	—
Zazove Convertible Arbitrage Fund L.P. (62)	1,250,000	*	48,076	48,076	—
Zazove Income Fund, L.P. (63)	1,200,000	*	46,153	46,153	—
Zurich Institutional Benchmarks Master Fund, Ltd. (64)	2,000,000	1.33	76,923	76,923	—

	Original				Number of
	Principal				Shares of
	Amount of	Percentage	Number of	Number of	Common
	Notes	of Notes	Shares of	Shares of	Stock Held
	Beneficially	Outstanding	Common	Common Stock	After
	Owned That	Before	Stock Held	Offered for	Offering
Name	May Be Sold	Offering*	Before Offering (1)	Sale(1) (2)	(3)

Zurich Institutional Benchmarks Master Fund Ltd. (65)	$1,972,000	1.31	75,846	75,846	—
Any other holder of notes or future transferee from any such holder (66)	39,570,000	26.38	1,521,921	1,521,921	—
Total	$150,000,000	100.00%	5,769,225	5,769,225	0

*	Less than 1%

(a)	The selling security holder and/or certain of its affiliates are NASD registered broker-dealers. The selling security holder has advised the Registrant that it has purchased the securities covered by the Registration Statement in the ordinary course of its business, and that, at the time of the purchase of such securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)	The number of conversion shares shown in the table above assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 38.4615 shares per $1,000 principal amount at maturity of notes. This conversion rate is subject to certain adjustments. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any. As of January 12, 2004, we had 26,761,940 shares of common stock outstanding.

(2)	The shares of common stock that may be sold upon conversion of the notes by any selling security holder will not represent 1% or more of our outstanding common stock, except Advent Convertible Master (Cayman) L.P. (1.1%) and Credit Suisse First Boston Europe Limited (4.4%).

(3)	Assumes all of the notes and shares of common stock issuable upon their conversion are sold in the offering.

(4)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(5)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(6)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(7)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(8)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment advisor with the Securities and Exchange Commission and as such, serves as the managing general partner of the investment manager to AIG DKR SoundShore Oasis Holding Fund Ltd. (the “Fund”). DKR LP has retained certain individuals to act as the portfolio manager to the Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities.

(9)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment advisor with the Securities and Exchange Commission and as such, serves as the managing general partner of the investment manager to AIG DKR SoundShore Strategic Holding Fund Ltd. (the “Fund”). DKR LP has retained certain individuals to act as the portfolio manager to the Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities.

(10)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(11)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(12)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(13)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(14)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(15)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(16)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(17)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(18)	The selling security holder is controlled by Forest Partners LP, of which Michael A. Boyd is General Partner. Michael A. Boyd is the principal of Michael A. Boyd Inc. and exercises sole voting and dispositive power with respect to these securities.

(19)	SSI Investment Management, Inc., exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(20)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(21)	Nick Calamos, as Senior Executive Vice President, Chief Investment Officer and Director of Investments for Calamos Asset Management, Inc., has sole voting or dispositive power with respect to these securities.

(22)	Nick Calamos, as Senior Executive Vice President, Chief Investment Officer and Director of Investments for Calamos Asset Management, Inc., has sole voting or dispositive power with respect to these securities.

(23)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(24)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(25)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(26)	CNH Partners, LLC is the Investment Advisor of the Selling Security Holder and has sole voting and dispositive power over the Registrable Securities. Investment Principals for the Advisor are Rober Krail, Mark Mitchell, and Todd Pulvino. They have voting and dispositive power over these securities.

(27)	Jay Lurie, a principal of Harbor Capital Management LLC, has voting and dispositive power over these securities.

(28)	David Clarkson, Managing Director of Credit Suisse First Boston Europe Limited, has voting and dispositive power over these securities.

(29)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(30)	Includes $1,609,000 aggregate principal amount held by Deutsche Bank Securities, Inc. (“Deutsche Bank”) and $2,700,000 aggregate principal amount held by DBAG — London, an affiliate of Deutsche Bank. Deutsche Bank is a reporting company under the Securities Exchange Act of 1934, as amended, and exercises sole voting and dispositive power with respect to these securities.

(31)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(32)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(33)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(34)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(35)	Gene T. Pretti, a principal of this entity, has voting and dispositive power over the securities.

(36)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(37)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(38)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(39)	KBC Financial Products Cayman Islands Ltd. exercises voting and investing control over and securities of common stock issuable upon conversion of the securities owned by this selling holder. Mr. Ivan Rehder, Managing Director, exercises voting and investment control on behalf of KBC Financial Products (Cayman Islands) Ltd.

(40)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(41)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(42)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(43)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(44)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(45)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(46)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(47)	The selling security holder is a fund of Mackay Shields, LLC, an indirect wholly-owned subsidiary of New York Life Insurance Company.

(48)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(49)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(50)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(51)	The Board of Directors of Polygon Global Opportunities Master Fund: Alex Jackson, Byron Kruef, Brandon Jones, Erik Caspersen, Greville Ward, Reade Griffith, have voting and dispositive power over these securities.

(52)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(53)	Gene T. Pretti, a principal of this entity, has voting and dispositive power over the securities.

(54)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(55)	SSI Investment Management, Inc. has voting and dispositive power over these shares. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(56)	SSI Investment Management, Inc. has voting and dispositive power over these shares. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(57)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(58)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(59)	Thomas Lyon, Managing Director of TCW Group, Inc., has voting and dispositive power over these securities.

(60)	Advent Capital Management, LLC is the investment advisor of this entity and Paul Latronica, a vice president of the investment advisor, has the power to direct the voting and disposition of the securities held by this entity.

(61)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht.

(62)	Gene T. Pretti, a principal of this entity, has voting and dispositive power over the securities.

(63)	Gene T. Pretti, a principal of this entity, has voting and dispositive power over the securities.

(64)	Gene T. Pretti, a principal of this entity, has voting and dispositive power over the securities.

(65)	SSI Investment Management, Inc. exercises sole voting or dispositive power with respect to these securities. Major shareholders of SSI Investment Management are John Gottfurcht, George Douglas and Amy Jo Gottfurcht. Zazove Associates LLC exercises sole voting or dispositive power with respect to 1,000,000 of these securities.

(66)	Information concerning other selling security holders will be set forth in prospectus supplements from time to time, if required.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

January 9, 2004
(Date of Report)

ALASKA AIR GROUP, INC
(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware	91-1292054
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 392-5040
(Registrant’s telephone number)

SELLING SECURITY HOLDERS
ITEM 7. Other Events
ITEM 9. Regulation FD Disclosure
Signature

ITEM 7. Other Events

Severe weather conditions in Seattle and Portland, including snow and freezing rain, have resulted in approximately 600 Alaska and 1,050 Horizon flight cancellations through the first eight days of 2004. This number of departure cancellations due to weather is significantly higher than what we have previously experienced. During the month of January, Alaska typically cancels approximately 100-125 flights and Horizon typically cancels approximately 100 flights, on average, due to weather.

ITEM 9. Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), Alaska Air Group, Inc. is submitting this current report on Form 8-K to present information relating to its financial and operational outlook for 2003. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) and fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Please see the cautionary statement under “Forward-Looking Information” at the end of this report.

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

2

Fourth Quarter 2003

	Forecast	Change
	Q4	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,194	9.2%
Traffic	3,607	14.0%
Passenger load factor	69.5%	3.0 pts
Fuel gallons (000,000)	83.0	4.7%
Cost per ASM excluding fuel (cents)	8.6	(2.3%)

Alaska’s December traffic increased 8.0% to 1.301 billion revenue passenger miles (RPMs) from 1.206 billion flown a year earlier. Capacity during December was 1.785 billion available seat miles (ASMs), 8.5% higher than the 1.644 billion in December 2002.

The passenger load factor (the percentage of available seats occupied by fare paying passengers) for December 2003 was 72.9%, compared to 73.3% in December 2002. The airline carried 1,317,000 passengers compared to 1,256,500 in December 2002.

For November 2003, RASM increased by 7.8% as compared to November 2002. For October 2003, RASM increased by 8.1% as compared to October 2002.

Horizon Air
Capacity (ASMs in millions)	619	(2.1%)
Traffic	416	7.8%
Passenger load factor	67.2%	6.1 pts
Fuel gallons (000,000)	13.1	(5.8%)
Cost per ASM excluding fuel (cents)	16.9	10.5%

Horizon’s December traffic decreased 1.8% to 143.1 million RPMs from 145.7 million flown a year earlier. Capacity for December was 207.8 million ASMs, 4.2% lower than last year’s 216.9 million. Capacity was down for the month of December because some of Horizon’s aircraft were being prepared for entry into service flying under contract for Frontier Airlines.

The passenger load factor for December 2003 was 68.9%, compared to 67.2% last December. The airline carried 430,900 passengers compared to 441,100 in December 2002.

For November 2003, RASM increased by 21.4% as compared to November 2002. For October 2003, RASM increased by 18.0% as compared to October 2002.

3

Capacity and Traffic for 2003

Provided below are capacity (ASMs in millions) and traffic (RPMs in millions) for the full year of 2003 and year-over-year changes:

Alaska Airlines capacity	20,804	7.5%
Alaska Airlines traffic	3,607	14.0%
Horizon Air capacity	2,569	5.8%
Horizon Air traffic	416	7.8%

Other Financial Information

Cash and Short-Term Investments

Cash and short-term investments amounted to approximately $810 million at December 31, 2003 compared to $816 million at November 30, 2003. The decrease of $6 million is principally due to cash used in operations. We expect our cash balance in January 2004 to decrease due principally to semi-annual aircraft lease and debt payments made for Horizon Aircraft.

Fuel Cost per Gallon (including realized hedging gains)

	Cost per Gallon	% Change from Prior Year

Alaska:
October	89.2 cents	0.6%
November	95.1 cents	14.4%
December preliminary	100.8 cents	22.2%
Horizon:
October	92.9 cents	4.4%
November	98.1 cents	15.8%
December preliminary	102.8 cents	15.4%

Fuel hedge positions entered into by Alaska and Horizon include a combination of swap and cap positions and are currently as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel

June – December 2003	35%	$22
January – December 2004	33%	$28
January – December 2005	28%	$26
January – March 2006	5%	$27

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Operating Fleet Plan

Provided below are Alaska and Horizon actual fleet for 2003 and estimated changes for 2004 and 2005:

			Estimated	Estimated
			Change	Change
		On Hand	During	During
	Seats	YE 2003	2004	2005
Alaska Airlines
B737-200C	111	9	(3)
B737-400	138	40		(1)
B737-700	120	22
B737-900	172	11	1	2
MD-80	140	27	(1)

Total		109	(3)	1

Horizon Air
Dash 8-100/200	37	28
Dash 8-400	70	16	2
CRJ 700	70	18		2

Total		61	2	2

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FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: economic conditions; the continued impact of terrorist attacks, global instability and potential U.S. military involvement; our significant indebtedness; downgrades of our credit ratings; the competitive environment and other trends in our industry; changes in laws and regulations; changes in our operating costs including fuel; changes in our business plans; interest rates and the availability of financing; liability and other claims asserted against us; labor disputes; our ability to attract and retain qualified personnel; and inflation. For a discussion of these and other risk factors, see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC. Registrant

Date: January 9, 2004

/s/ Glenn S. Johnson Glenn S. Johnson Vice President/Finance and Controller

/s/ Bradley D. Tilden Bradley D. Tilden Executive Vice President/Finance and Chief Financial Officer

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